          EXHIBIT 4.1

           AGREEMENT OF RESIGNATION, APPOINTMENT AND ACCEPTANCE, dated as of May 27, 2009 by and among MOMENTIVE PERFORMANCE MATERIALS INC., a corporation duly organized and existing under the laws of the State of Delaware and having its principal office at 22 Corporate Woods Blvd., 2nd Fl, Albany, NY 1221 (the "Company"), WELLS FARGO BANK, N.A., a national banking association duly organized and existing under the laws of the United States of America, having a corporate trust office at 45 Broadway, 14th floor, New York, NY 10006 (the "Resigning Trustee") and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., a national banking association duly organized and existing under the laws of the United States of America and having a corporate trust office at 222 Berkeley Street, 2nd Floor, Boston, MA 02116 (the "Successor Trustee").

RECITALS:

           WHEREAS, there were originally authorized and issued the aggregate principal amounts and classes of notes under the Indentures set out in the following table:

Classes of Notes	Aggregate Principal Amount	Indenture

9¾% Senior Notes due 2014	$765,000,000	Indenture among the Company, the Guarantors as defined therein and the Resigning Trustee, dated December 4, 2006

9% Senior Notes due 2014	€275,000,000	Indenture among the Company, the Guarantors as defined therein and the Resigning Trustee, dated December 4, 2006

101/8/107/8 Senior Toggle Notes due 2014	$300,000,000	Indenture among the Company, the Guarantors as defined therein and the Resigning Trustee, dated December 4, 2006

11½% Senior Subordinated Notes due 2016	$500,000,000	Indenture among the Company, the Guarantors as defined therein and the Resigning Trustee, dated December 4, 2006

(said notes are hereinafter referred to as "Securities" and each said Indentures is hereinafter referred to as the "Indenture");
            WHEREAS, Section 7.08(a) of each Indenture provides that the Trustee may at any time resign by giving written notice of such resignation to the Company, effective upon the acceptance by a successor Trustee of its appointment as a successor Trustee;
            WHEREAS, Section 7.08(b) of each Indenture provides that, if the Trustee shall resign, the Company shall promptly appoint a successor Trustee;
            WHEREAS, Section 7.08(c) of each Indenture provides that any successor Trustee appointed in accordance with the Indenture shall execute, acknowledge and deliver to the Company and to its predecessor Trustee an instrument accepting such appointment under the Indenture, and thereupon the resignation of the predecessor Trustee shall become effective and such successor Trustee, and shall become vested with all rights, powers, duties and obligations of the predecessor Trustee;
            WHEREAS, the Resigning Trustee was appointed Registrar for the dollar-denominated Securities and Paying Agent by the Company;
            WHEREAS, the Company desires to appoint Successor Trustee as Trustee, Registrar and Paying Agent to succeed Resigning Trustee under the Indenture; and
            WHEREAS, Successor Trustee is willing to accept such appointment as successor Trustee, Registrar and Paying Agent under the Indenture;
            NOW, THEREFORE, the Company, Resigning Trustee and Successor Trustee, for and in consideration of the premises and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby consent and agree as follows:

ARTICLE ONE THE RESIGNING TRUSTEE

            SECTION I. Pursuant to Section 7.08(a) of each Indenture, Resigning Trustee hereby notifies the Company that Resigning Trustee is hereby resigning as Trustee, Registrar and Paying Agent under the Indenture.
            SECTION II. Resigning Trustee hereby represents and warrants to Successor Trustee that:

(a)	No covenant or condition contained in the Indentures has been waived by Resigning Trustee or, to the best of the knowledge of the Responsible Officers of Resigning Trustee's Corporate Trust Group, by the Holders of the percentage in aggregate principal amount of a class of Securities required by any of the Indentures to effect any such waiver.

(b)	There is no action, suit or proceeding pending or, to the best of the knowledge of the Responsible Officers assigned to Resigning Trustee's Corporate Trust Group, threatened against Resigning Trustee before any court or any governmental authority arising out of any action or omission by Resigning Trustee as Trustee under any of the Indentures.

(c)	As of the effective date of this Agreement, Resigning Trustee will hold no property under any of the Indentures.

(d)	Pursuant to Section 2.03 of each of the Indentures, Resigning Trustee duly authenticated and delivered, on December 4, 2006, the aggregate principal amounts of Securities of each class as set out in the table set forth in the Recitals, all of which are outstanding as of the effective date hereof.

(e)	Each person who so authenticated the Securities was duly elected, qualified and acting as an officer of Resigning Trustee and empowered to authenticate the Securities at the respective times of such authentication and the signature of such person or persons appearing on such Securities is each such person's genuine signature.

(f)	This Agreement has been duly authorized, executed and delivered on behalf of Resigning Trustee and constitutes its legal, valid and binding obligation.

(g)	To the best of the knowledge of the responsible Officers of the Resigning Trustee's Corporate Trust Group, it has not received written notice of a default or an Event of Default under Section 6.01 of any of the Indentures.

            SECTION III. Resigning Trustee hereby assigns, transfers, delivers and confirms to Successor Trustee all right, title and interest of Resigning Trustee in and to the trusts under the Indentures and all the rights, powers and trusts of the Trustee under the Indentures. Resigning Trustee shall execute and deliver such further instruments and shall do such other things as Successor Trustee may reasonably require so as to more fully and certainly vest and confirm in Successor Trustee all the rights, trusts and powers hereby assigned, transferred, delivered and confirmed to Successor Trustee as Trustee, Registrar and Paying Agent.

            SECTION IV. Resigning Trustee shall deliver to Successor Trustee, as of or immediately after the effective date hereof, all of the documents listed on Exhibit A hereto.

ARTICLE TWO THE COMPANY

            SECTION V. The Company hereby accepts the resignation of Resigning Trustee as Trustee, Registrar and Paying Agent under each of the Indentures.

            SECTION VI. The Secretary or Assistant Secretary of the Company who is attesting to the execution of this Agreement by the Company hereby certifies that Exhibit B annexed hereto is a copy of the Board Resolution(s) which was (were) duly adopted by the Board of Directors of the Company, which is (are) in full force and effect on the date hereof, and which authorizes (authorize) certain officers of the Company to (a) accept Resigning Trustee's resignation as Trustee under the Indenture; (b) appoint Successor Trustee as Trustee under each Indenture; and

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(c) execute and deliver such agreements and other instruments as may be necessary or desirable to effectuate the succession of Successor Trustee as Trustee under the Indentures.

            SECTION VII. The Company hereby appoints Successor Trustee as Trustee, Registrar and Paying Agent under each of the Indentures to succeed to, and hereby vests Successor Trustee with, all the rights, powers, duties and obligations of Resigning Trustee under the Indentures with like effect as if originally named as Trustee in each of the Indentures.

            SECTION VIII. The Company hereby represents and warrants to Resigning Trustee and Successor Trustee that:

(a)	The Company is a corporation duly and validly organized and existing pursuant to the laws of the State of Delaware.

(b)	The Indentures were validly and lawfully executed and delivered by the Company and the Securities were validly issued by the Company.

(c)	No event has occurred and is continuing which is, or after notice or lapse of time would become, an Event of Default under Section 6.01 of each of the Indentures.

(d)	No covenant or condition contained in any of the Indentures has been waived by Company or, to the best of Company's knowledge, by Holders of the percentage in aggregate principal amount of the relevant class of Securities required to effect any such waiver.

(e)	There is no action, suit or proceeding pending or, to the best of Company's knowledge, threatened against the Company before any court or any governmental authority arising out of any action or omission by Company under any of the Indentures.

(f)	This Agreement has been duly authorized, executed and delivered on behalf of Company and constitutes its legal, valid and binding obligation.

(g)	All conditions precedent relating to the appointment of The Bank of New York Mellon Trust Company, N.A. as successor Trustee under the Indenture have been complied with by the Company.

ARTICLE THREE THE SUCCESSOR TRUSTEE

            SECTION IX. Successor Trustee hereby represents and warrants to Resigning Trustee and to the Company that:

(a)	Successor Trustee is not disqualified under the provisions of Section 7.10 and is eligible under the provisions of Section 7.10 of the Indenture to act as Trustee under each of the Indentures.

(b)	This Agreement has been duly authorized, executed and delivered on behalf of Successor Trustee and constitutes its legal, valid and binding obligation.

            SECTION X. Successor Trustee hereby accepts its appointment as successor Trustee, Registrar and Paying Agent under each of the Indentures and accepts the rights, powers, duties and obligations of Resigning Trustee as Trustee under the Indentures, upon the terms and conditions set forth therein, with like effect as if originally named as Trustee under the Indenture.
            SECTION XI. Promptly after the effective date of this Agreement, the Successor Trustee shall cause a notice, substantially in the form of Exhibit C annexed hereto, to be sent to each Holder of Securities in accordance with the provisions of Section 7.08(c) of each of the Indentures.

ARTICLE FOUR MISCELLANEOUS

            SECTION XII. Except as otherwise expressly provided herein or unless the context otherwise requires, all terms used herein which are defined in any of the Indentures shall have the meaning assigned to them in the relevant Indentures.
            SECTION XIII. This Agreement and the resignation, appointment and acceptance effected hereby shall be effective as of the opening of business on June 8, 2009

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            SECTION XIV. Resigning Trustee hereby acknowledges payment or provision for payment in full by the Company of compensation for all services rendered by Resigning Trustee under Section 7.07 of each of the Indentures and reimbursement in full by the Company of the expenses, disbursements and advances incurred or made by Resigning Trustee in accordance with the provisions of the Indentures. Resigning Trustee acknowledges that it relinquishes any lien it may have upon all property or funds held or collected by it to secure any amounts due it pursuant to the provisions of Section 7.07 of each of the Indentures. The Company acknowledges its obligation set forth in Section 7.07 of each of the Indentures to indemnify Resigning Trustee for, and to hold Resigning Trustee harmless against, any loss, liability and expense incurred without negligence or bad faith on the part of the Resigning Trustee and arising out of or in connection with the acceptance or administration of the trust evidenced by the Indenture (which obligation shall survive the execution hereof).
            SECTION XV. This Agreement shall be governed by and construed in accordance with the laws of the State of New York."
            SECTION XVI. This Agreement may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.
            SECTION XVII. The Company, Resigning Trustee and Successor Trustee hereby acknowledge receipt of an executed and acknowledged counterpart of this Agreement and the effectiveness thereof.

     IN WITNESS WHEREOF, the parties hereby have caused this Agreement of Resignation, Appointment and Acceptance to be duly executed and acknowledged and their respective seals to be affixed thereunto and duly attested all as of the day and year first above written.

MOMENTIVE PERFORMANCE MATERIALS INC.
By: /s/ Jonathan D. Rich Name: Jonathan D. Rich Title: President and Chief Executive Officer Address: 22 Corporate Woods Blvd. Albany, NY 12211

Telephone number: (518) 533-4600

WELLS FARGO BANK, N.A. Resigning Trustee
By: /s/ Jeffrey Carlson Name: Jeffrey Carlson Title: Vice President Address: 625 Marquette Avenue, 11th Floor Minneapolis, MN 55479 MAC N9311-115
Telephone number: (612) 667-4802

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A. Successor Trustee
By: /s/ Nathan Harris Name: Nathan Harris Title: Authorized Signer Address: 222 Berkeley Street, 2nd Floor Boston, MA 02116 Telephone number: (617) 536-3473

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